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                                  EXHIBIT 12.1
                         RECKSON ASSOCIATES REALTY CORP.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                                       AND
          RATIOS OF EARNINGS TO FIXED CHARGES, PREFERRED DIVIDENDS AND
                            PREFERRED DISTRIBUTIONS


      The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the years ended December 31:

    2004           2003             2002              2001            2000
-----------    ------------    --------------     ------------    -------------
   1.59x          1.44x            1.69x             2.18x            2.20x

         The following table sets forth the Company's consolidated ratios of earnings to fixed charges, preferred dividends and preferred distributions for the years ended December 31:

   2004            2003             2002              2001            2000
-----------    ------------    --------------     ------------    -------------
  1.28x           1.16x            1.37x             1.71x            1.61x

      The above ratios were calculated in accordance with Item 503 of Regulation S-K. As a result, all years prior to 2004 have been restated to exclude income from discontinued operations and, for years 2002, 2001 and 2000, include certain costs associated with losses from extinguishment of debt in accordance with FASB Statement No. 145 which was adopted by the Company on January 1, 2003. These costs were previously reported as extraordinary losses and excluded from prior reported ratios.